WASHINGTON, D.C. 20549
                   -------------------------------------------
                                     FORM 15

         Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number: 0-15156

                           Rock Financial Corporation
             (Exact Name of Registrant as specified in its charter)

                                 350 Rock Avenue
                       North Plainfield, New Jersey 07060
                                 (908) 561-4600
          (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                         COMMON STOCK - $3.33 PAR VALUE
            (Title of each class of securities covered by this Form)

                                      NONE
   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


   Rule 12g-4(a)(1)(i)         [x]               Rule 12h-3(b)(1)(i)         [x]
   Rule 12g-4(a)(1)(ii)        [ ]               Rule 12h-3(b)(1)(ii)        [ ]
   Rule 12g-4(a)(2)(i)         [ ]               Rule 12h-3(b)(2)(i)         [ ]
   Rule 12g-4(a)(2)(ii)        [ ]               Rule 12h-3(b)(2)(ii)        [ ]


         Approximate number of holders of record as of the certification or notice date: 0

         Pursuant to the requirements of Securities Exchange Act of 1934, as amended, Rock Financial Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                               Valley National Bancorp, Successor by Merger to Rock Financial Corporation

                                  ALAN D. ESKOW
DATE:  January 12, 1999      By:------------------------------------------------
                                  Alan D. Eskow
                                  Corporate Secretary and Senior Vice President